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                                                                    EXHIBIT 12.1


                             METALDYNE CORPORATION
        COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS
                            (DOLLARS IN THOUSANDS)





                                         YEAR ENDED
                                        DECEMBER 29                            FOR THE YEARS ENDED DECEMBER 31
                                      -------------- -------------------------------------------------------------------------------
                                                                     11/28 - 12/31  1/1/ - 11/27
                                            2002           2001            2000          2000        1999        1998        1997
                                      -------------- --------------- -------------- ------------ ----------- ----------- -----------
EARNINGS (LOSS) BEFORE INCOME
 TAXES AND FIXED CHARGES:
 Income (loss) from continuing
  operations before income taxes,
  extraordinary charge and
  cumulative effect of change in
  accounting principle, net ..........   $  4,970       $(47,930)       $(42,600)     $ 156,670    $139,470    $144,520   $ 190,290
(Deduct) add equity in undistributed
  earnings (loss) of less-than-fifty
  percent owned companies ............      1,410         (8,930)          1,000        (14,210)     (9,800)     (8,530)    (46,030)
Add interest on indebtedness, net ....     91,060        148,560          14,470         78,880      83,470      83,620      36,650
Add amortization of debt expense .....      4,770         11,620             550          4,490       2,740       3,250         900
Estimated interest factor for
  rentals ............................     12,460          9,730             310          2,970       3,710       3,620       2,100
                                         --------       --------        --------      ---------    --------    --------   ---------
Earnings before income taxes and
  fixed charges ......................   $114,670       $113,050        $(26,270)     $ 228,800    $219,590    $226,480   $ 183,910
                                         ========       ========        ========      =========    ========    ========   =========
FIXED CHARGES:
 Interest on indebtedness, net .......   $ 91,060       $148,560        $ 14,460      $  78,640    $ 83,760    $ 84,080   $  36,770
 Amortization of debt expense ........      4,770         11,620             550          4,490       2,740       3,250         900
 Estimated interest factor for
   rentals (d) .......................     12,460          9,730             310          2,970       3,710       3,620       2,100
                                         --------       --------        --------      ---------    --------    --------   ---------
 Total fixed charges .................    108,290        169,910          15,320         86,100      90,210      90,950      39,770
                                         --------       --------        --------      ---------    --------    --------   ---------
 Preferred stock dividends (a) .......     29,630          9,750             650             --          --          --      10,300
                                         --------       --------        --------      ---------    --------    --------   ---------
  Combined fixed charges and preferred
   stock dividends ...................   $137,920       $179,660        $ 15,970      $  86,100    $ 90,210    $ 90,950   $  50,070
                                         ========       ========        ========      =========    ========    ========   =========
Ratio of earnings to fixed charges ...         1.1            --(b)           --(b)         2.7         2.4         2.5         4.6
                                         =========      ========        ========      =========    ========    ========   =========
Ratio of earnings to combined fixed
charges and preferred stock dividends          --(c)          --(c)           --(c)         2.7         2.4         2.5         3.7
                                         =========      ========        ========      =========    ========    ========   =========

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(a)        Based on the Company's effective tax rate, represents the amount of income before provision for income taxes required to meet the preferred stock dividend requirements of the Company and its 50%
           owned companies.


(b) Results of operations for the year ended December 31, 2001 and the 34 days ended December 31, 2000 are inadequate to cover fixed charges by $56,860 and $41,590, respectively


(c) Results of operations for the years ended December 29, 2002 and December 31, 2001 and the 34 days ended December 31, 2000 are inadequate to cover fixed charges and preferred stock dividends by $23,250, $66,160 and $42,240, respectively.


(d)        Deemed to represent one-third of rental expense on operating leases.



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